Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Wednesday, November 10, 2004	TRADED: Nasdaq

DEVCON REPORTS HIGHER REVENUES, NET INCOME IN THIRD QUARTER

DEERFIELD BEACH, Fla., Nov. 10—Devcon International Corp. today reported net income for the three months ended September 30, 2004, of $3,597,000 or $0.60 per diluted share. The 2004 results included a reversal of a previously contested and accrued tax expense of $2.3 million, or $0.39 per diluted share after taxes, as the statute of limitations on this matter expired during the quarter. This compares with net income of $631,000 or $0.18 per diluted share for the third quarter last year. Third quarter revenues increased 41 percent to $19.8 million from $14.1 million in the third quarter last year.

For the nine months ended September 30, 2004, net income reached $4,353,000 or $0.98 per diluted share, compared with a net loss of $5,321,000 or $1.58 per diluted share for the corresponding nine months last year. Revenues increased 23 percent to $49.9 million versus $40.5 million for the nine months last year. The 2004 results included the accrued tax reversal. The 2003 results included a charge of $2,859,000 for the impairment of assets primarily involving materials division equipment on the half-Dutch, half-French island of Sint Maarten/St. Martin.

Donald L. Smith, Jr., Devcon chairman and CEO, said, “Both the construction and materials divisions continued to post improvements in revenues and operating income during the third quarter. Materials division revenue, which increased 17 percent despite hurricane disruptions to many customer operations, was up at all locations where the company operates quarries. St. Croix and Sint Maarten/St. Martin experienced the largest third quarter sales improvements, as compared to the same period last year. However, the division’s operating margins continue to be under pressure.”

Construction division revenue increased 88 percent primarily due to contracts in the Bahamas and in the U.S. Virgin Islands. Mr. Smith said, “Construction operating income improved during the quarter as a result of higher revenue, profitable utilization of previously idle marine equipment, and better margins on certain contracts in the Bahamas.”

The company’s backlog of unfilled portions of land development contracts at September 30, 2004, was $12.6 million involving 10 projects. “That reflects only a portion of our construction prospects,” Mr. Smith said. “Following the close of the quarter, we signed $9.9 million in new contracts in various locations. Our current backlog of unfilled portions of contracts stands at $22.5 million with all work scheduled to be completed by the third quarter of next year.”

As previously announced, Coconut Palm Capital Investors I, Ltd. invested $18 million in Devcon in exchange for two million newly issued common shares and attached warrants on July 30. Mr. Smith said, “We formed a new security services division and completed the acquisition of Security Equipment Company, Inc., a residential and commercial electronic security company. Since we formed this new division, we have also acquired a small Pensacola, Florida operation, bringing an additional 500 monitored accounts to our customer base.”

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Also on July 30, Stephen J. Ruzika came on board as Devcon executive vice president and president of the security services division. Following the close of the quarter, Mr. Ruzika was named president of Devcon and continues as president of the security services division. As Devcon president he succeeded Mr. Smith, who remains chairman and CEO. David R. Rulien, special projects assistant to the CEO, was appointed president of the construction, materials and utilities subsidiaries.

Looking ahead, Mr. Smith said, “With a strong construction backlog, the improving outlook for our materials business, our water desalination venture bringing new facilities into operation, and our new security services division in the hands of very experienced management, we are optimistic about the future for Devcon and for our shareholders.”

The company’s third quarter conference call is scheduled for 10:00 a.m. ET today, Wednesday, Nov. 10, 2004. The call may be accessed through a live webcast link on the company’s Internet home page, www.devc.com. The webcast will be archived and available on the company’s website for one month following the call.

ABOUT DEVCON The company has three operating divisions and an operating joint venture. The new Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. An 80-percent-owned joint venture was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

This news release contains forward-looking statements related to future growth and opportunities. Actual results may differ as a result of factors over which the company has no control including hurricanes, the strength of the economy, slower than anticipated sales growth, price and product competition, and increases in raw materials costs. Additional information that could affect the company’s financial results is included in regular reports to the Securities and Exchange Commission.

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DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Materials revenue	$11,704	$9,971	$33,014	$28,669
Construction revenue	7,702	4,088	16,441	11,842
Other revenue	443	—	443	—

Total revenue	19,849	14,059	49,898	40,511
Cost of materials	(9,479)	(8,518)	(26,977)	(24,646)
Cost of construction	(5,201)	(3,354)	(10,859)	(11,309)
Cost of other	(307)	—	(307)	—

Gross profit	4,862	2,187	11,755	4,556

Operating expenses:
Selling, general and administrative expenses	(4,020)	(2,183)	(10,086)	(8,223)
Retirement and severance expenses	(790)	(360)	(1,191)	(1,504)
Impairment of assets	—	—	—	(2,859)

Operating income (loss)	52	(356)	478	(8,030)
Other (deductions) income:
Joint venture equity gain (loss)	1	113	(14)	107
Minority interest	(11)	—	(1)	—
Interest expense	(44)	(30)	(126)	(111)
Interest and other income	578	954	1407	2,741

	524	1,037	1,266	2,737
Income (loss) before income taxes	576	681	1,744	(5,293)
Income tax benefit (expense)	3,021	(50)	2,609	(28)

Net income (loss)	$3,597	$631	$4,353	$(5,321)

Earnings (loss) per share:
Basic	$0.72	$0.19	$1.11	$(1.58)

Diluted	$0.60	$0.18	$0.98	$(1.58)

Weighted average number of shares outstanding:
Basic	4,977	3,312	3,914	3,365

Diluted	5,969	3,592	4,463	3,365

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DEVCON INTERNATIONAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$22,530	$10,030
Receivables, net	16,129	12,639
Other current assets	7,133	5,361
Property, plant and equipment – net	27,575	23,949
Other long-term assets	16,916	12,440

Total assets	$90,283	$64,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,723	$12,191
Long-term debt and liabilities	5,314	6,679
Stockholders’ equity	70,246	45,549

Total liabilities and stockholders’ equity	$90,283	$64,419

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FOR MORE INFORMATION:	Stephen Ruzika, President
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com